Exhibit 10.2

MANAGING AGREEMENT

BETWEEN:

FUSION WELCOME – FUEL, S.A., company with registered headquarters at Rua da Fábrica, s/n, Sabugo, 2715-376 Almargem do Bispo, with the sole and taxpayer number 514909439, social security number 25149094392, with the share capital of €50.000,00 (fifty thousand euros), represented for the purposes herein by Frederico Figueira de Chaves and João Teixeira Wahnon with the necessary powers, hereinafter referred to as “First Party” or “Company”,

AND

[●], with the taxpayer number [●], social security number [●], resident at [●], hereinafter referred to as “Second Party”

Hereinafter jointly referred to as the "Parties'',

Whereas:

A.	The Second Party has been elected as member of the Board of Directors and member of the Executive Committee of the First Party;

B.	The parties wish to regulate the activity to be developed by the Second Party to the First Party as member of the company’s governing body;

The Parties conclude the present Managing Agreement (the “Agreement”), which shall be governed by the terms and conditions in the following clauses:

1.	Object

1.1.	The Second Party will perform the activity inherent to the position as member of the First Party’s Executive Committee, in execution of the mandate to which it has been elected through the company’s shareholder’s resolution, beginning on October 1st, 2020.

1.2.	During the period in which the mentioned position is held, the Second Party shall:

i.	perform its functions in a dutiful and diligent manner;

ii.	respect the decisions and resolutions of the First Party’s shareholders and act upon the interest of the shareholders and of the Company;

iii.	dedicate its work capacity to the service of the First Party, constantly safeguarding its interests;

iv.	comply with the dispositions of the Portuguese Company Code and other applicable legislation, in particular the applicable rules regarding insider trading.

1.3.	The Second Party shall be entitled to a 22-day holiday period in each civil year, paid by the First Party, subject to a proportion in the first and last years of the validity of this Agreement. The Second Party shall schedule and coordinate its holidays in a way to ensure the normal activity of the First Party.

1.4.	Without prejudice to the provisions of this clause, the Parties hereby agree that the Second Party may partially dedicate time to the performing of the functions identified in Annex I.

2.	Remuneration

2.1.	During the exercise of the position mentioned in clause 1.1., the Second Party will earn a fixed annual gross income of €[●] ([●] euros), paid in 12 monthly instalments, that may be redefined by the Remuneration Committee or by the First Party’s shareholders.

2.2.	The Second Party may earn a variable income and other benefits associated to the executive director’s position to be performed, namely the usage of a company car and health insurance, in accordance to the policies defined at each moment by the First Party.

3.	Bonus and Stock Option

3.1.	Besides the remuneration and benefits referred in the previous clause, the Second Party may receive an annual bonus, in cash or Company’s securities, according to the resolution of the shareholders meeting or remuneration committee and according to stock options plan in force.

3.2.	The Parties acknowledge and agree that the provision of this clause does not create any obligation to the Company for payment of any bonus, which shall always depend on the discretionary decision of the competent bodies of the Company.

4.	Validity and term

4.1.	The present agreement enters into force on the date of the appointment of the Second Party as member of the Executive Committee and will be valid indefinitely.

4.2.

The Second Party may be removed at any given time, without notice, from the position to which it was elected to and regulated by this agreement, before the end of the term it was elected to, by resolution of the First Party’s shareholders, with or without just cause. Just cause is understood as being, namely, and beyond any other situation provided for in the law: (i) any behaviour of the Second Party of serious non-compliance of the legal, regulatory or contractual duties; (ii) in the event of the Second Party’s incapacity to perform its normal activity, if that incapacity is permanent or lasts for more than 90 (ninety) consecutive days.

4.3.	In the event of removal without just cause, the Second Party shall be entitled to be indemnified for the damaged suffered in the amount corresponding to the remuneration it would earn until the end of the period it was elected to.

4.4.	The Second Party may resign from the governing body position at nay given time, through written notice, as provided for in the Portuguese Company Code.

4.5.	The removal of the Second Party, the resignation of the Second Party and the end of the term of the mandate at the end of the period for which the Second Party was elected to – but without prejudice, in this case, of the Second Party being able to maintain its functions until new election, according to the law – ceases automatically the present Agreement.

5.	Confidentiality

5.1.	For the purpose of the present Agreement, “Confidential Information” means any information not available to the public displayed or acquired by the Second Party during its relationship as member of the Company’s Executive Committee, directly or indirectly linked to past, present or future Company’s activities or of any other entity in corporate or commercial relation with the Company, regarding economic, financial, commercial, technical, strategic or product development aspects, consisting of projects, designs, programs, software, information systems, devices, utensils, techniques, processes, data, clients, suppliers or products lists, or linked information, developed works or inventions, regardless of the state of the process of the patent registry and regardless of being patentable or not.

5.2.	The Second Party undertakes to, during the exercise of its functions as executive director and after the term of its mandate, not to use any Confidential Information on its own benefit and not to disclose any Confidential Information to anyone strange to the Company, furthermore undertaking to take any necessary measures for that information to remain confidential.

5.3.	The duty of confidentiality covers the reproduction of the Confidential Information in any electronic form, or other, unless that information is strictly necessary for the execution of the function inherent to the position held by the Second Party.

5.4.	In case of termination, by any reason, of the present Agreement, the Second Party should immediately return to the First Party all the original and/or copies of the dossiers, correspondence, archives, memos and other documents or informations that may be in its possession.

5.5.	The Second Party undertakes to promptly notify the Company in case of being required to disclose Confidential Information under any lawsuit or following any order, judicial or other, and undertakes to take the measures indicated by the Company, for it to be able to defend itself from the compulsory disclosure of Confidential Information.

5.6.	The duty of confidentiality provided for in the present Clause remains in force after the termination of the present Agreement, for a period of 2 (two) years after said termination.

6.	Intellectual and Industrial Property

6.1.	The First Party shall own exclusively all the patrimonial rights of industrial property (inventions, utility models, industrial models, designs and brands) and intellectual property (database, software, etc) arisen during the execution of the present Agreement.

6.2.	For the effects of the present Agreement, “Invention” means any discovery or improvement regarding any technologies, products, components, equipment, techniques, processes, information systems, computer hardware or software, informatic applications, design, devices, utensils, machinery and all the know-how related to it, directly or indirectly, with past, present or future Company’s activities or of any other entity in corporate or commercial relation with the Company.

6.3.	The First Party is the exclusive holder of the exploration rights of eventual Inventions created by the Second Party during the validity of the present agreement within the framework of the Company’s organization and with resource to the material and human means provided by the Company to its use, both if those works are or are not susceptible of being patented or registered as moral, intellectual of industrial property or intellectual property rights or similar rights.

6.4.	It is considered that the remuneration earned by the Second Party already comprises the remuneration for its Inventions, wherefore the holding of the rights mentioned in the previous clauses will not entitle the Second Party to receive any compensation or reimbursement.

6.5.	The Second Party accepts and declares that, the First Party’s solicitation, will sign, acknowledge and grant all the document, included patent requests, that are necessary to obtain patents of register industrial or intellectual property rights in any or all countries and to grand the holding of those rights to the First Party, its successors and assigns, with all the respective costs bore by the First Party.

6.6.	In view of the specificity, confidentiality and type of services which are part of the Second Party’s activities, it is expressly agreed that, during the validity of this Agreement and in the six months after its termination (whatever the reason for such termination), in case of any Inventions that under the terms of this Clause may be object of industrial or intellectual property rights and that have not been susceptible of being object of an exclusive exploration right by the First Party, those rights are automatically transferred from the Second Party to the First Party, considering that the remuneration earned by the Second Party comprises the compensation for its Inventions.

7.	Non-compete

7.1.	For the effects of the present Agreement, “Competing Entity” means any person, natural or legal, including any type of organization or business, regardless of its legal form, that, in any geographic area, dedicates, even if partially, to the activities of investigation, development or production of hydrogen by using solar concentration.

7.2.	The Second Party undertakes to, during the entire validity of the present Agreement, not to have any interest, direct or indirect, in any Competing Entity (as board member, manager, director, quotaholder, shareholder, owner, employee, consultant, agent, representative, supplier or any kind of stakeholder) or in any other entity that sells or buys goods or services to the Company or to any other entity in corporate or commercial relation with the Company, without its prior consent. Without prejudice to the provisions of this paragraph, the Parties hereby agree that the Second Party may have the interests in the entities that sells or buys goods or services to the Company identified in Annex II. The Second Party furthermore undertakes not to develop any activity contrary to the Company’s interests.

7.3.	The Second Party undertakes to, during a 24 (twenty-four) months period from the date of the termination of the present Agreement, not to exercise, on its own, or as an employee, directly or through any kind of intermediation, a competing activity with the Company’s activity or of any other entity with corporate of commercial relation with Company. The Second Party expressly declares that the remuneration earned under the present Agreement includes sufficient compensation for the post-mandate non-compete obligation provided for in the present number.

7.4.	The Second Party, furthermore, obliges to, during a period of 36 (thirty-six) months from the date of the termination of the present Agreement: (i) not to contact professionally and/or hire, directly or indirectly, the clients that have contracted with the First Party or with any other entity in corporate or commercial relation with the Company; (ii) not to contact professionally and/or hire, directly or indirectly, the employees – former, present or future – of the First Party or of any other entity in corporate or commercial relation with the Company.

8.	Nature of the relationship

8.1.	The Second Party acknowledges and accepts that the exercise of its activity for the First Party under this Agreement and by dint of the election of a governing body does not grant the Second Party any link of labour nature, being exclusively ruled by the clauses in this agreement and in subsidiarity, by the legal rules that regulate the mandate, for which the termination of the mandate and of the present Agreement, in the above mentioned terms, will extinguish any and every professional relation between the First Party and Second Party.

9.	Governing Law and Jurisdiction

9.1.	This Agreement shall be governed by the laws of Portugal.

9.2.	For any matter regarding the validity, interpretation or execution of the present Agreement it will be competent Lisbon’s District Court.

9.3.	The written communications that the First Party may direct to the Second Party must by in registered letter sent to the address mentioned in the present Agreement (unless other address has been previously indicated, by writing, by the Second Party) or through personal and direct delivery to the Second Party.

Made in two copies on 5th of August, 2020.

The Company,

(João Teixeira Wahnon)

(Frederico Figueira da Chaves)

The Second Party,

Name:

Annex I

(Clause 1.4)

The Parties agree that the Second Party may partially dedicate time to the performing of the functions identified below:

[●]

Annex II

(clause 7.2)

The Parties agree that the Second Party may have the interests in the entities that sells or buys goods or services to the Company identified below:

[●]